UNITED STATES
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SCHEDULE 14A
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Eddie Bauer Holdings, Inc.
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The following article was published by mergermarket on November 13, 2006
Eddie Bauer shareholders watch for 3Q same-store sales to evaluate buyout offer, sources say
Main body:
Eddie Bauer’s 3Q06 earnings call tomorrow might be a bellwether for shareholder’s support of its USD 614m buyout proposal, said three buyside sources. Shareholders will focus in on same store sales to gauge the value of the LBO proposed by Sun Capital Partners and Golden Gate Capital today.
The two funds offered USD 9.25 per share in cash for the Redmond, Washington-based retailer. The price is a 12% premium to the trailing four week average closing price of USD 8.14 per share, according to a company press release. However, Eddie Bauer had been valued in excess of USD 10 per share, and buyside and sellside sources said the bid was low, said buyside and sellside sources.
Eddie Bauer’s stock traded up USD 0.14 today to USD 8.99 per share from Friday’s close of USD 8.85 per share on volume of 7.4m shares.
Eddie Bauer’s 3Q06 numbers will not be the best barometer, since a majority of the company’s earnings come during the holiday season. Nevertheless, if management can show improved comp store sales from the brand revamp executed in the past year that could prompt investors to demand a higher takeout price, said one of the buyside sources. Comp store sales track the performance of stores that are open for more then one year.
The store chain will need to post a 2%-4% improvement year-over-year in order to inspire that resistance in shareholders, said the buysider. Eddie Bauer’s comp store sales dropped 5.9% dropped in the 2Q06 as compared to the same period a year ago.
“It’s a question about whether Eddie Bauer could’ve gotten more had they tried to sell the company later,” said one buyside source.
One industry source said that Eddie Bauer’s stores and selection have looked better, but its catalog has been somewhat disappointing. An industry banker added that Eddie Bauer’s management team has been somewhat conservative in its forecasts.
“Eddie Bauer engaged in a comprehensive process to evaluate strategic alternatives, working with outside financial and legal advisors,” said an Eddie Bauer spokesman adding that the company’s board received fairness opinions from Goldman Sachs and William Blair, and concluded that the proposed transaction is in the best interest of the company and its shareholders. The preliminary proxy statement on the buyout is expected within the next 10 days.
by Jon Berke, Erin Griffith
Source : mergermarket

Cautionary Statement Regarding Forward-Looking Statements
      This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of Eddie Bauer’s management. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. These include, for example: Eddie Bauer may be unable to obtain shareholder approval required for the merger, the timing of, and regulatory and other conditions associated with, the completion of the merger; volatility in the stock markets; proposed store openings and closings; proposed capital expenditures; projected financing requirements; proposed developmental projects; projected sales and earnings, and Eddie Bauer’s ability to maintain selling margins; general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; Eddie Bauer’s ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; and the effect of inflation. Additional factors that may affect the future results of Eddie Bauer are set forth in its filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s web site at http://www.sec.gov.
Important Information for Investors and Stockholders
      In connection with the merger and related transactions, Eddie Bauer will file a proxy statement with the SEC. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction when it becomes available. Investors and security holders will be able to obtain a copy of the proxy statement and other documents containing information about Eddie Bauer, free of charge, at the SEC’s web site as www.sec.gov. In addition, copies of the proxy statement will be available free of charge on the investor relations portion of the Eddie Bauer website at www.eddiebauer.com, and may also be obtained by writing Eddie Bauer Holdings, Inc.’s investor relations department, at 15010 NE 36th Street, Redmond, WA 98052, or by calling 425-755-6209.
      Eddie Bauer and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Eddie Bauer’s shareholders in respect of the proposed transaction. Information regarding Eddie Bauer’s directors and executive officers is available in the company’s Form 10, filed with the SEC on May 1, 2006 and amended on June 27, 2006. Additional information regarding the interests of such potential participants will be included in the forthcoming proxy statement and other relevant documents filed with the SEC when they become available.